Exhibit 8.1

DLA Piper LLP (US) 444 West Lake Street Suite 900 Chicago, Illinois 60606-0089 www.dlapiper.com

August 4, 2020

Liquidia Technologies, Inc.

419 Davis Drive, Suite 100

Morrisville, North Carolina 27560

Re:	Agreement and Plan of Merger, dated as of June 29, 2020, by and among Liquidia Technologies, Inc., RareGen, LLC, Liquidia Corporation, Gemini Merger Sub I, Inc., Gemini Merger Sub II, LLC, and PBM RG Holdings, LLC

Ladies and Gentlemen:

We have acted as counsel to Liquidia Technologies, Inc., a Delaware corporation (“Liquidia”), in connection with the Mergers, as defined and described in the Agreement and Plan of Merger, dated as of June 29, 2020 (the “Merger Agreement”), by and among Liquidia, RareGen, LLC, a Delaware limited liability company (“RareGen”), Liquidia Corporation, a newly-formed Delaware corporation and direct wholly owned subsidiary of Liquidia (“HoldCo”), Gemini Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of HoldCo (“Liquidia Merger Sub”), Gemini Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of HoldCo (“RareGen Merger Sub”), and PBM RG Holdings, LLC, a Delaware limited liability company. As set forth in the Merger Agreement, the parties intend the Mergers together to qualify as an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable Treasury Regulations promulgated under the Code and as currently in effect (the “Regulations”). Unless otherwise indicated, each capitalized term has the meaning ascribed to it in the Merger Agreement. This opinion is being delivered in connection with the registration statement on Form S-4 (“Registration Statement”) filed by Liquidia with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (“Securities Act”).

In connection with this opinion, we have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of the (i) Merger Agreement, (ii) Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or drafts.

In rendering our opinion, we have assumed that (i) the Mergers will be effected in accordance with the Merger Agreement, and (ii) the information set forth in the Registration Statement and the statements concerning the Mergers in the Merger Agreement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time. We have also assumed that the parties have complied with, and if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

In rendering our opinion, we have considered the applicable provisions of (i) the Code, as amended and as in effect on the date hereof, and our interpretations of the Code, (ii) the applicable Regulations promulgated under the Code and as currently in effect, (iii) current administrative interpretations by the Internal Revenue Service of the Code and the Regulations as they apply to reorganizations, and (iv) existing judicial decisions, all of which are subject to change or modification at any time (possibly with retroactive effect) and such other authorities as we have considered relevant.

Liquidia Technologies, Inc.
August 4, 2020
Page Two

Based upon and subject to the foregoing, the discussion contained in the Registration Statement under the heading “PROPOSAL 1 – THE MERGER TRANSACTION – Material U.S. Federal Income Tax Consequences,” insofar as it presents legal conclusions with respect to matters of U.S. federal income tax law, subject to the limitations and qualifications referred to therein, accurately sets forth the material U.S. federal income tax consequences of the Mergers and constitutes the opinion of DLA Piper LLP (US).

The foregoing opinion reflects our best professional judgment as to the correct U.S. federal income tax consequences of the matters that it addresses. Our opinion is expressly conditioned on, among other things, the accuracy of all such facts, information, statements and representations as of the date hereof. Any material change in the law, authorities, or facts referred to, set forth, relied upon or assumed herein, or in the transaction documents could affect the conclusions stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) that would cause any statement, representation or assumption herein to no longer be true or correct.

Except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local or foreign, of the Mergers or any transaction related thereto or contemplated thereby. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name and the discussion of our opinion under the captions “SUMMARY—Material U. S. Federal Income Tax Considerations,” and “PROPOSAL 1 – THE MERGER TRANSACTION – Material U.S. Federal Income Tax Consequences,” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)